Exhibit 15.3

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Tenaris S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of Tenaris S.A. dated 27 March 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers, Société coopérative Represented by	Luxembourg, 27 March 2024

/s/ Gilles Vanderweyen
Gilles Vanderweyen

PricewaterhouseCoopers, Société coopérative, 2 rue Gerhard Mercator, B.P. 1443, L-1014 Luxembourg
T : +352 494848 1, F : +352 494848 2900, www.pwc.lu

Cabinet de révision agréé. Expert-comptable (autorisation gouvernementale n°10028256)
R.C.S. Luxembourg B 65 477 - TVA LU25482518

Attachment

Change in Registrant’s Certifying Accountant

Since 2011, PricewaterhouseCoopers S.C., Réviseurs d’entreprises agréé (“PwC”) served as the Company’s statutory auditor. Following the completion of a tender process for the selection of a replacement audit firm for the year 2024, as required under applicable EU and Luxembourg mandatory auditor rotation rules, on 3 November 2022, the Company’s board of directors, based on the audit committee’s recommendation, recommended the annual general shareholders’ meeting to appoint Ernst & Young S.A. (“EY”) as the Company’s statutory auditors for the fiscal year ending 31 December 2024. The annual general shareholders meeting held on 3 May 2023 approved the appointment of EY as the Company’s statutory auditor for the fiscal year ending 31 December 2024.

The reports issued by PwC on our consolidated financial statements for the years 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During each of the years 2023 and 2022, there has not been (i) any disagreement between the Company and PwC over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in connection with its audit reports, nor (ii) any reportable event.

The Company has provided PwC with a copy of the foregoing disclosure and has requested that PwC furnish the Company with a letter addressed to the SEC stating whether PwC agrees with the Company’s statements in such disclosure and, if not, stating the respects in which it does not agree. A copy of PwC’s letter dated 27 March 2024, is filed as an exhibit to this annual report.